EXHIBIT 99.1

ST. BERNARD SOFTWARE REPORTS GROWTH IN INCOME AND CASH FLOW FROM OPERATIONS FOR THIRD QUARTER 2009

SAN DIEGO, CA, November 12, 2009 -- St. Bernard Software, Inc. (OTC BB:SBSW.OB - News), a leader in Web security appliances, today announced unaudited financial results for its quarter ended September 30, 2009.

Third Quarter 2009 GAAP Financial Highlights:

•	Increased operating profit by $714,000. Operating profit for the 3rd quarter was $205,000 vs. ($509,000) for the 3rd quarter of 2008
•	Cash flow from operations grew 284% for the quarter vs. prior year, 973% vs. prior quarter – $515,000 in the 3rd quarter of 2009 vs. $134,000 in the 3rd quarter of 2008

•	Operating expenses decreased by 17% for the period

“Our continued efforts on operational execution has helped deliver solid results”, said Lou Ryan, CEO of St. Bernard Software. “Additionally, our ability to remain focused on our customers’ needs for operational efficiency has enabled us to grow in markets that are increasingly cost conscious including mid-enterprise corporations.  Our recent iPrism version 6.4 release further increases our lead as the provider preferred for delivering the lowest total cost of ownership in the web security gateway market.”

Financial Results

Revenue for the quarter ended September 30, 2009 was $4.5 million, an increase of $66,000 or 2% compared to the comparable period in 2008.

Total gross margin of $3.3 million improved 2% for Q3 2009, compared to the same period in 2008.

Sales and marketing expenses were $1.5 million in Q3 2009, which is down from $1.8 million in Q3 2008 resulting in a 19% decrease quarter over prior year quarter. The decrease was primarily a result of lower discretionary marketing spending associated with our on-going commitment to achieve greater leverage out of our sales and marketing initiatives.

Research and development expenses increased 15% quarter over prior year quarter. The increase which has been sustained throughout the year has helped deliver the latest iPrism 6.4 version release and the platform for the industry’s first hybrid mobile web filtering solution.

General and administrative expenses were $462,000 in Q3 of 2009, which includes a stock-based compensation credit of $183,000.  Compared to the same quarter in 2008 which included stock-based compensation expense of $334,000, general and administrative expenses decreased approximately 65%.  This decrease is mainly due to a decrease in stock-based compensation expense as well as our extensive cost cutting efforts which are now complete.

St. Bernard posted Net Income of $117,000 despite a one-time write off of previously capitalized software costs of approximately $473,000 during the quarter.

The Company achieved cash flow positive for the second straight quarter in Q3 showing cash improvement in four of its last five quarters.  Cash provided by operations was $515,000 and $134,000, respectively, in Q3 2009 compared to the same period in 2008. Net increase in cash for Q3 2009 was $370,000 compared to a net increase in cash for Q3 2008 of $346,000.

Business Outlook

Mr. Ryan added, “We remain optimistic as we close out 2009.  Our increased investment in technology has enabled us to deliver an industry-leading release of our flagship product iPrism while delivering solid operating results.  We expect the new release to help fuel continued solid results leading into 2010.”

About St. Bernard

St. Bernard Software develops and markets Internet security appliances and services that empower IT professionals to effectively, efficiently and intelligently manage their enterprise's Internet-based resources. Originally founded in 1995 as a market-leader in data security with its flagship product, Open File Manager(TM), the company is now recognized for delivering today's #1 Web filtering and security appliance, iPrism®. With millions of end users worldwide in more than 5,000 enterprises, educational institutions, SMB, and government agencies, St. Bernard strives to deliver simple, high performance solutions that offer excellent value to our customers.

Based in San Diego, California, St. Bernard (OTC BB:SBSW.OB - News) markets its solutions through a network of value added resellers, distributors, system integrators, OEM partners and directly to end users. For more information about St. Bernard Software, visit www.stbernard.com.

©2009 St. Bernard Software, Inc. All rights reserved. The St. Bernard Software logo, LivePrism, iPrism, and iGuard are trademarks of St. Bernard Software, Inc. All other trademarks and registered trademarks are hereby acknowledged.

Safe Harbor Statement

This press release may contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, among other things, any projections of earnings, revenues (including where the underlying contract has already been signed), or other financial items; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include, among other things, performance of contracts by customers and partners; employee management issues; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; and the difficulty of keeping expense growth at modest levels while increasing revenues. Announcements of contract awards should not be interpreted as reflecting revenue in any particular period and may relate to revenue recorded in prior periods. These and other risks and factors that could cause events or our results to differ from those expressed or implied by such forward-looking statements are described in our most recent annual report on Form 10-KSB, as well as other subsequent filings with the Securities and Exchange Commission. We assume no obligation and do not intend to update these forward-looking statements.

Contact:
St. Bernard Software

Lorrie Hunsaker
St. Bernard Software
Investor and Public Relations Manager
(858) 524-2002
IR@stbernard.com

St. Bernard Software, Inc.

 Consolidated Balance Sheets

	September 30, 2009	December 31, 2008
	(Unaudited)
Assets

Current Assets
Cash and cash equivalents	$1,421,000	$2,051,000
Accounts receivable - net of allowance for doubtful accounts of
$20,000 and $52,000 at September 30, 2009 and December 31, 2008,
respectively	2,707,000	3,170,000
Inventories - net	374,000	364,000
Prepaid expenses and other current assets	337,000	381,000

Total current assets	4,839,000	5,966,000

Fixed Assets - Net	622,000	828,000

Other Assets	154,000	281,000

Goodwill	7,568,000	7,568,000
Total Assets	$13,183,000	$14,643,000

Liabilities and Stockholders’ Deficit

Current Liabilities
Short-term borrowings	$2,100,000	$2,462,000
Accounts payable	894,000	1,270,000
Accrued compensation expenses	818,000	1,361,000
Accrued expenses and other current liabilities	576,000	518,000
Warranty liability	195,000	195,000
Current portion of capitalized lease obligations	52,000	147,000
Deferred revenue	10,145,000	10,469,000

Total current liabilities	14,780,000	16,422,000

Deferred Rent	30,000	118,000

Capitalized Lease Obligations, Less Current Portion	-	22,000

Deferred Revenue	7,543,000	7,152,000
Total liabilities	22,353,000	23,714,000

Stockholders’ Deficit
Preferred stock, $0.01 par value; 5,000,000 shares
authorized; no shares issued and outstanding	-	-
Common stock, $0.01 par value; 50,000,000 shares authorized;
13,319,991 and 14,783,090 shares issued and outstanding at
September 30, 2009 and December 31, 2008, respectively	132,000	148,000
Additional paid-in capital	40,644,000	40,308,000
Accumulated deficit	(49,946,000)	(49,527,000)
Total stockholders’ deficit	(9,170,000)	(9,071,000)
Total Liabilities and Stockholders’ Deficit	$13,183,000	$14,643,000

St. Bernard Software, Inc.

Unaudited Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Revenues
Subscription	$3,615,000	$3,519,000	$10,996,000	$10,250,000
Appliance	875,000	906,000	2,691,000	2,668,000
License	3,000	2,000	9,000	18,000
Total Revenues	4,493,000	4,427,000	13,696,000	12,936,000

Cost of Revenues
Subscription	552,000	545,000	1,675,000	1,658,000
Appliance	594,000	612,000	1,826,000	1,848,000
License	9,000	-	11,000	5,000
Total Cost of Revenues	1,155,000	1,157,000	3,512,000	3,511,000

Gross Profit	3,338,000	3,270,000	10,184,000	9,425,000

Operating Expenses
Sales and marketing	1,474,000	1,828,000	4,715,000	5,709,000
Research and development	724,000	629,000	2,629,000	2,128,000
General and administrative	462,000	1,322,000	2,709,000	3,897,000
Write-off of capitalized software	473,000	-	473,000	-
Total Operating Expenses	3,133,000	3,779,000	10,526,000	11,734,000

Income (Loss) from Operations	205,000	(509,000)	(342,000)	(2,309,000)

Other Income
Interest expense - net	79,000	230,000	250,000	530,000
Gain on sale of assets	-	(244,000)	-	(564,000)
Other expense (income)	9,000	9,000	(29,000)	(435,000)
Total Other Expense (Income)	88,000	(5,000)	221,000	(469,000)
Income (Loss) Before Income Taxes	117,000	(504,000)	(563,000)	(1,840,000)

Income tax expense	-	-	(5,000)	(3,000)
Net Income (Loss)	$117,000	$(504,000)	$(568,000)	$(1,843,000)
Income (Loss) Per Common Share - Basic	$0.01	$(0.03)	$(0.04)	$(0.12)
Income (Loss) Per Common Share - Diluted	$0.01	$(0.03)	$(0.04)	$(0.12)
Weighted Average Shares Outstanding - Basic	13,720,371	14,783,090	14,467,141	14,775,832
Weighted Average Shares Outstanding - Diluted	13,873,815	14,783,090	14,467,141	14,775,832

St. Bernard Software, Inc.

Unaudited Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2009	2008
Cash Flows From Operating Activities
Net loss	$(568,000)	$(1,843,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	281,000	455,000
Allowance for doubtful accounts	(32,000)	24,000
Gain on sale of assets	-	(563,000)
Write-off of capitalized software	473,000	-
Gain on change in fair value of warrant derivative liability	8,000	-
Stock-based compensation expense	486,000	668,000
Noncash interest expense	116,000	246,000
Increase (decrease) in cash resulting from changes in:
Accounts receivable	495,000	(349,000)
Inventories	(10,000)	(226,000)
Prepaid expenses and other assets	(418,000)	(64,000)
Accounts payable	(376,000)	(1,461,000)
Accrued expenses and other current liabilities	(565,000)	(299,000)
Deferred rent	(57,000)	-
Warranty liability	-	(45,000)
Deferred revenue	67,000	1,526,000
Net cash used in operating activities	(100,000)	(1,931,000)

Cash Flows From Investing Activities
Purchases of fixed assets	(75,000)	(7,000)
Proceeds from the sale of assets	-	570,000
Net cash (used) provided by investing activities	(75,000)	563,000

Cash Flows From Financing Activities
Proceeds from the sales of stock under the employee stock purchase plan	24,000	11,000
Principal payments on capitalized lease obligations	(117,000)	(114,000)
Net (decrease) increase in short-term borrowings	(362,000)	896,000
Net cash (used) provided by financing activities	(455,000)	793,000
Net Decrease in Cash and Cash Equivalents	(630,000)	(575,000)
Cash and Cash Equivalents at Beginning of Period	2,051,000	1,297,000
Cash and Cash Equivalents at End of Period	$1,421,000	$722,000